UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 21, 2014

(Exact name of registrant as specified in its charter)

Delaware	001-02217	58-0628465
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Coca-Cola Plaza Atlanta, Georgia	30313
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 676-2121

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As reported on the Form 8-K filed by The Coca-Cola Company (the “Company”) on December 18, 2013 with the Securities and Exchange Commission, on December 12, 2013, the Company announced that Steven A. Cahillane, Executive Vice President and President, Coca-Cola Americas would leave the Company on February 28, 2014.

Effective January 21, 2014, the Company and Mr. Cahillane entered into a separation agreement detailing the terms of his departure (the “Separation Agreement”).  The Separation Agreement provides that Mr. Cahillane will receive salary and benefits through February 28, 2014, severance benefits under the terms of The Coca-Cola Refreshments Severance Pay Plan for Exempt Employees, an annual incentive for 2013 under the standard terms of the Performance Incentive Plan, the payment of which is dependent on Company and individual performance, and an ex gratia payment of $500,000.  Mr. Cahillane will forfeit unvested equity awards, except that the continued employment requirement of Mr. Cahillane’s October 2010 grant of performance-based restricted share units was waived, which means that any shares earned with respect to this award would be released in February 2015, the original release date, if the applicable performance criteria are met through the original performance period.  Vested equity awards will be governed by the standard terms of each award.  Mr. Cahillane will receive outplacement services.  Mr. Cahillane’s retirement benefits will consist of those benefits accrued and vested under the standard terms and conditions of the plans in which he participates.  In connection with the Separation Agreement, effective January 21, 2014, Mr. Cahillane entered into a Full and Complete Release and Agreement on Competition, Trade Secrets and Confidentiality (the “Release”).

The foregoing description is qualified in its entirety by the Separation Agreement and the Release, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(d)                                 Exhibits

10.1                        Separation Agreement and Full and Complete Release and Agreement on Competition, Trade Secrets and Confidentiality between The Coca-Cola Company and Steven A. Cahillane dated effective January 21, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE COCA-COLA COMPANY
(REGISTRANT)

Date: January 24, 2014	By:	/s/ Ceree Eberly
Ceree Eberly Senior Vice President and
Chief People Officer